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                                                                EXHIBIT 21.1

                          Subsidiaries of the Company
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The following are the only subsidiaries of the Company:

Crum and Forster Insurance Company
Crum & Forster Custom Securities, Inc.
Crum & Forster Indemnity Company
Crum & Forster Underwriters Co. of Ohio
Southbend Properties, Inc.
The North River Insurance Company
United States Fire Insurance Company